Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

VIVAKOR, INC.

(Exact name of registrant as specified in its charter)

Nevada	26-2178141
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5220 Spring Valley Road, Suite 500

Dallas, TX 75254

(949) 281-2606

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Ballengee
Chairman, President, and Chief Executive Officer

Vivakor, Inc.
5220 Spring Valley Road, Suite 500

Dallas, TX 75254

Telephone: (949) 281-2606

(Address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Craig V. Butler, Esq.

Law Offices of Craig V. Butler
300 Spectrum Center Drive, Suite 300

Irvine, CA 92618
Tel. No.: (949) 484-5667
Fax No.: (949) 209-2545

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholders named in this preliminary prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 27, 2025.

PRELIMINARY PROSPECTUS

VIVAKOR, INC.

30,550,000 Shares of Common Stock Issuable Upon Conversion of, or Payment in Stock of, Convertible Promissory Notes

This prospectus relates to the resale, from time to time, of up to 30,550,000 shares (the “Shares”) of our common stock, $0.001 par value per share (“Common Stock”), by the selling stockholder identified in this prospectus under the section “Selling Stockholders” (the “Selling Stockholder”). The Shares covered by this prospectus consist of shares of Common Stock issuable upon conversion of, or payment of, convertible promissory notes (the “Notes”) as well as shares of common stock issued as inducement shares for the Notes, in each case, issued to the Selling Stockholder in a private placement as described in this prospectus.

Vivakor, Inc., a Nevada corporation (the “Company”) issued $12,565,000 principal amount junior secured convertible promissory notes to the Selling Stockholder dated March 17, 2025 and July 9, 2025 (the “Private Placement”), pursuant to the terms and conditions of a Loan and Security Agreement, dated March 17, 2025 (the “Loan and Security Agreement”), by and among the Company and the Selling Stockholder. Pursuant to a registration rights agreement, dated March 17, 2025 (the “Registration Rights Agreement”), entered into between the Company and the Selling Stockholder, we granted certain registration rights to the Selling Stockholder with respect to the Shares issuable upon conversion of the Notes. The aggregate gross proceeds to the Company, or proceeds used to pay Company obligations, from the issuance of the Notes was approximately $9,182,500, before deducting offering expenses payable by the Company. In connection with the Private Placement we issued 400,000 shares as inducement shares under the terms of the Notes (the “Inducement Shares”), which shares are also being registered hereunder. We will not receive any proceeds from the sale of the Shares by the Selling Stockholder under this prospectus. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

The Selling Stockholder may offer such shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. This prospectus does not necessarily mean that the Selling Stockholder will offer or sell the Shares. We cannot predict when or in what amounts the Selling Stockholder may sell any of the Shares offered by this prospectus. Any shares of Common Stock subject to resale hereunder will have been issued by us and acquired by the Selling Stockholder prior to any resale of such shares pursuant to this prospectus.

Our common stock is listed on The Nasdaq Capital Market under the symbol “VIVK.” On August 21, 2025, the closing price of our common stock was $0.835 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 16 of this prospectus as well as those contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 27, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, the Selling Stockholder may, from time to time, offer and sell the Shares described in this prospectus in one or more offerings. Information about the Selling Stockholder may change over time. We will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholder under this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update, or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” We incorporate by reference important business and financial information about us into this prospectus and any prospectus supplement or any free writing prospectus we may authorize to be delivered to you. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find Additional Information.” All references in this prospectus to “Vivakor”, “VIVK,” the “Company,” “we,” “us” or “our” mean Vivakor, Inc., a Nevada corporation, unless we state otherwise or the context otherwise requires.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. The Selling Stockholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in or incorporated by reference into this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment, the applicable prospectus supplement and otherwise incorporated by reference herein. Accordingly, investors should not place undue reliance on this information.

An investment in our securities involves certain risks that should be carefully considered by prospective investors. See “Risk Factors.”

PROSPECTUS SUMMARY

The following summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus, including the factors described under the heading “Risk Factors.”

Company Overview

We operate in two main business segments: (i) crude oil transportation services, and (ii) facility services for terminaling and storage of crude oil and constituent petroleum products and byproducts, including waste streams.

Our transportation services primarily consist of trucking transportation of crude oil and constituent products, including crude oil waste streams, and pipeline transportation of crude oil via the Omega Gathering Pipeline. Our truck transportation services are centered in Colorado’s DJ Basin, Central Oklahoma’s (STACK play, and the Permian and Eagle Ford Basins of Texas. These basins are among the most active regions for oil and natural gas exploration and development in the United States.1 On average, each new oil well in the Permian Basin produces approximately 1,300 barrels of crude oil or more per day.2 We utilize a crude oil trucking fleet to transport oil to a network of facilities where we blend waste streams and off-spec grades of crude oil. Immediate access to flexible and scalable truck transportation solutions are a vital component of oil and natural gas exploration and development. Likewise, our Omega Gathering Pipeline is an approximately forty-five (45) mile crude oil gathering and shuttle pipeline in Blaine County, Oklahoma, the heart of the STACK play. It is tied into the Cushing, Oklahoma storage hub via a connection to the Plains STACK Pipeline.

Our facilities services are comprised of fifteen (15) operated crude oil pipeline injection truck stations, the majority of which are centered in the Permian Basin. In addition, we have two operational major crude oil terminaling facilities. One is located in Colorado City, Texas, and is underpinned by a ten (10) year contract for a 100,000 per barrel per month minimum volume commitment. The other, located in Delhi, Louisiana, is backed by a contract with Denbury Onshore, LLC, a subsidiary of ExxonMobil Corporation, and provides for the sale of 60,000 net barrels per month of crude oil. Both facilities are located at the junction of several major interstate pipelines. In addition, we are currently constructing a remediation processing center (“RPC”) strategically located at the San Jacinto River & Rail Park in Harris County, Texas. Once complete, we expect the facility to be capable of processing 40 tons per hour of oilfield solid wastes into economic byproducts such as condensate, propane, butane, and caliche. The RPC features an adjacent, complimentary truck wash facility from which we expect to derive additional revenue. We expect the RPC to commence operations in the fourth quarter of 2025. In 2023, we moved our other full-capacity RPC to Kuwait, where we are currently in negotiations with Kuwait Oil Company to potentially use the RPC to clean sands contaminated with oil, primarily from production wells destroyed during the Persian Gulf War.

Our website is www.vivakor.com.

Private Placement of Securities

On March 17, 2025, the Company entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with the Selling Stockholder. Pursuant to the Loan and Security Agreement, on March 17, 2025 and July 9, 2025, the Company issued junior secured convertible promissory notes with an aggregate face value of $12,565,000 and were issued with an original issuance discount of $3,382,500, for a total purchase price of $9,182,500 (the “Notes”) to the Selling Stockholder (the “Private Placement”). The Loan and Security Agreement contains customary representations, warranties and covenants. In connection with the Loan and Security Agreement, the Company and the Selling Stockholder entered into a Registration Rights. The Company received the purchase price for the Notes on March 18, 2025 and July 15, 2025, and issued the Selling Stockholder an aggregate of 400,000 shares of the Company’s common stock as an additional inducement to loan the Company the purchase price of the Notes.

[1]	See: https://www.resilience.org/stories/2024-07-03/the-status-of-u-s-oil-production-2024-update-everything-shines-by-dimming
[2]	See: https://www.eia.gov/petroleum/drilling/

For more information see the section entitled “Private Placement of Securities.”

Corporate Information

Information concerning our company is contained in the documents that we file with the SEC as a reporting company under the Securities Exchange Act of 1934, as amended, which are accessible at www.sec.gov, and on our website at www.vivakor.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus supplement solely as an inactive textual reference. Information on our website is not, and should not be considered, part of this prospectus supplement.

Our offices are located at 5220 Spring Valley Road, Suite 500, Dallas, Texas 75254, telephone number (949) 281-2606.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” meaning that the market value of our common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. Accordingly, we may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

THE OFFERING

Shares of Common Stock offered by Selling Stockholders	Up to 30,550,000 shares of Common Stock (the “Shares”).

Common stock outstanding before the offering	48,051,097 shares of our Common Stock as of August 20, 2025.

Common stock outstanding after the offering	Up to 78,601,097 shares (assuming full conversion of the Notes and/or payment of the Notes in common stock).

Use of proceeds	We will not receive any proceeds from the resale of the Shares by the Selling Stockholder in this offering.

Terms of this offering	The Selling Stockholder may sell, transfer or otherwise dispose of any or all of the Shares offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the Shares are traded, or in private transactions. The Shares may be offered and sold or otherwise disposed of by the Selling Stockholder at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices. See the section entitled “Plan of Distribution.”

Risk Factors

An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus, the “Risk Factors” section in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports filed on Form 10-Q, and any amendment or update thereto reflected in subsequent filings with the SEC, which are incorporated by reference herein, and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Market for out common stock:	Our common stock is currently quoted on The Nasdaq Capital Market under the trading symbol “VIVK”.

THE COMPANY

General

We operate in two main business segments: (i) crude oil transportation services, and (ii) facility services for terminaling and storage of crude oil and constituent petroleum products and byproducts, including waste streams.

Our transportation services primarily consist of trucking transportation of crude oil and constituent products, including crude oil waste streams, and pipeline transportation of crude oil via the Omega Gathering Pipeline. Our truck transportation services are centered in Colorado’s DJ Basin, Central Oklahoma’s (STACK play, and the Permian and Eagle Ford Basins of Texas. These basins are among the most active regions for oil and natural gas exploration and development in the United States.3 On average, each new oil well in the Permian Basin produces approximately 1,300 barrels of crude oil or more per day.4 We utilize a crude oil trucking fleet to transport oil to a network of facilities where we blend waste streams and off-spec grades of crude oil. Immediate access to flexible and scalable truck transportation solutions are a vital component of oil and natural gas exploration and development. Likewise, our Omega Gathering Pipeline is an approximately forty-five (45) mile crude oil gathering and shuttle pipeline in Blaine County, Oklahoma, the heart of the STACK play. It is tied into the Cushing, Oklahoma storage hub via a connection to the Plains STACK Pipeline.

Our facilities segment is comprised of fifteen (15) operated crude oil pipeline injection truck stations, the majority of which are centered in the Permian Basin. In addition, we have two operational major crude oil terminaling facilities. One is located in Colorado City, Texas, and is underpinned by a ten (10) year contract for a 100,000 per barrel per month minimum volume commitment. The other, located in Delhi, Louisiana, is backed by a contract with Denbury Onshore, LLC, a subsidiary of ExxonMobil Corporation, and provides for the sale of 60,000 net barrels per month of crude oil. Both facilities are located at the junction of several major interstate pipelines. In addition, we are currently constructing an RPC strategically located at the San Jacinto River & Rail Park in Harris County, Texas. Once complete, we expect the facility to be capable of processing 40 tons per hour of oilfield solid wastes into economic byproducts such as condensate, propane, butane, and caliche. The RPC features an adjacent, complimentary truck wash facility from which we expect to derive additional revenue. We expect the RPC to commence operations in fourth quarter of 2025. In 2023, we moved our other full-capacity RPC to Kuwait, where we are currently in negotiations with Kuwait Oil Company to potentially use the RPC to clean sands contaminated with oil, primarily from production wells destroyed during the Persian Gulf War.

Vivakor’s petroleum marketing division principally trades petroleum commodities, including crude oil, natural gas liquids, and related hydrocarbons, around our facilities and utilizing our truck transportation assets. Marketing activities help us bolster operations, diversify revenue streams, and manage market risk at the Company’s facilities, and complement our transportation assets by maximizing utilization and taking advantage of economies of scale. Our marketing division, Vivakor Supply & Trading, was organized in August 2024.

On July 30, 2025, we sold all of the issued and outstanding limited liability company membership interests in Meridian Equipment Leasing, LLC, a Texas limited liability company, and Equipment Transport, LLC, a Pennsylvania limited liability company (the “MEL/ET Sale”), pursuant to that certain Membership Interest Purchase Agreement of even date therewith by and between Vivakor Transportation, LLC, as Seller, and Jorgan Development, LLC, as Buyer (the “MEL/ET Sale Sale Agreement”), in exchange for $11,058,235 USD paid in 11,058 shares of Series A Convertible Preferred Stock of Vivakor, Inc., which shares will no longer be considered outstanding or be entitled to the relevant annual dividend. The Buyer of such entities is controlled by James Ballengee, our Chairman, President, and Chief Executive Officer. The sale is subject to a one-time post-closing purchase price adjustment based on the sold subsidiaries’ financial results as reflected on Vivakor’s Form 10-Q Quarterly Report for the period ended June 30, 2025, which will be settled in Series A Convertible Preferred Stock of Vivakor, Inc. Prior to consummating the MEL/ET Sale Sale, we transferred certain assets and liabilities between affiliates to comply with pre-existing debt covenants, facilitate crude oil trucking operations, and minimize potential operational disruption to our crude oil-focused businesses. In connection with the MEL/ET Sale Sale, and among other agreements as further set forth in the MEL/ET Sale Sale Agreement, (i) affiliates of Vivakor, and the Ballengee Family Office Affiliates, amended and restated that certain Transition Services Agreement dated October 1, 2024, to account for new and additional services to be provided by various parties thereto, (ii) the parties amended and restated that certain Secured Promissory Note dated August 15, 2022, by and between Vivakor, as Borrower, and Jorgan Development, LLC, as Lender, reducing the payments to Lender thereunder from ninety-nine percent (99%) of Monthly Free Cash Flow, as defined therein, to fifty percent (50%) of Monthly Free Cash Flow, and (iii) Mr. Ballengee and certain Ballengee Family Office Affiliates voluntarily suspended the right to receive dividends and distributions upon Series A Convertible Preferred Stock of Vivakor, Inc. held by them for the period from August 1, 2025 to January 1, 2026.

Our website is www.vivakor.com.

[3]	See: https://www.resilience.org/stories/2024-07-03/the-status-of-u-s-oil-production-2024-update-everything-shines-by-dimming
[4]	See: https://www.eia.gov/petroleum/drilling/

Principal Services

Our Transportation Assets

We own, lease, and operate a fleet of more commercial tractors and trailers for the hauling of crude oil. On a daily basis, our trucking fleet hauls approximately 30,000 barrels of crude oil and constituent petroleum wastes. In addition, we own, lease, and operate a crude oil pipeline and exclusive connected blending and processing facility in Blaine County, Oklahoma. Through our oilfield trucking fleet is predominantly located in the Permian and Eagle Ford Basins, we have a presence in most major oil-producing basins. We principally operate in locales with significant petroleum reserves and continuous drilling activity undertaken by high-quality, well-capitalized producers, such as Marathon Oil Company, ConocoPhillips, Phillips 66, BP, Civitas, and others. Our customers consist of a mix of major producers, petroleum marketers, and refiners. We have strategically organized our transportation business around “anchor” station and terminal assets, and utilize multiple entities with federal motor carrier licenses, governmental certificates and approvals to haul hazardous and non-hazardous oilfield commodities, dealership licenses, captive insurance, and fixed-fee maintenance & repair contracts to capture economics generally unavailable to our smaller peers.

We also own the Omega Gathering Pipeline, an approximately forty-five (45) mile integrated crude oil gathering and pipeline in Blaine County, Oklahoma, in the heart of the STACK play. The Omega Gathering Pipeline is tied into the Cushing, Oklahoma storage hub via the Plains STACK Pipeline. The asset principally derives revenue on a fee basis for transportation and terminaling services, and, among other customers, is underpinned by two key agreements: (a) ten (10) year Gathering and Dedication Agreement with Validus Energy II Midcon, LLC, which exclusively dedicates crude oil production across more than 36,000 acres in the STACK play to the Omega Gathering Pipeline, and (b) a ten (10) year Station Throughput Agreement with Jorgan Development, LLC (“Jorgan”), as successor-in-interest to White Claw Crude, LLC, for a minimum volume commitment of 100,000 barrels of crude oil per month. Jorgan is controlled by James Ballengee, our Chairman, President, and Chief Executive Officer. Our trucking fleet also hauls approximately 1,000 barrels per day into stations located on the Omega Gathering Pipeline originated by our own marketing division and our customers.

Our Facilities

We own, lease, and operate fifteen (15) crude oil pipeline injection truck stations, the majority of which are centered in the Permian Basin. In addition, we have two operational major crude oil terminaling facilities.

Our Colorado City, Texas facility is underpinned by that certain Oil Storage Agreement dated January 1, 2021, by and between White Claw Colorado City, LLC, as Operator, and Jorgan, as successor-in-interest to White Claw Crude, LLC, as Shipper (the “WCCC Take-or-Pay”). Jorgan is controlled by James Ballengee, our Chairman, President, and Chief Executive Officer. Under the WCCC Take-or-Pay, Jorgan must store or pay for the storage of a minimum of 120,000 barrels of crude oil per month at the facility. The agreement terminates on December 31, 2031. We earned tank storage revenue of approximately $1,800,000 for the years ended December 31, 2024 and 2023, respectively, relating to the WCCC Take-or-Pay.

In addition, our Delhi, Louisiana facility is underpinned by two key customer contracts. Pursuant to that certain Crude Petroleum Supply Agreement dated January 1, 2021, by and between Silver Fuels Delhi, LLC, as SFD, and Jorgan, as successor-in-interest to White Claw Crude, LLC, as White Claw, as amended (the “SFD Take-or-Pay”), the Shipper thereunder must deliver a minimum of 1,000 barrels of crude oil per day, at a minimum resale margin of five dollars ($5) per barrel to the Shipper. Margins in excess of five dollars ($5) per barrel earned by SFD are remitted to White Claw as a profit-sharing payment in the amount equal to ten percent (10%) of the excess price over $5.00 per barrel, which amount will be multiplied by the number of barrels associated with the sale. The SFD Take-or-Pay terminates on December 31, 2031. For years ended December 31, 2024 and 2023, we have made crude oil purchases from White Claw of $41,777,857 and $36,740,922, respectively. In addition, SFD entered into a sales agreement on April 1, 2022 with WC Crude to sell a natural gas liquid (NGL) product to WC Crude. SFD sells the NGL stream at a profit to WC Crude. We produced and sold natural gas liquids to WC Crude in the amount of $10,790,417 and $11,268,005 for the years ended December 31, 2024 and 2023, respectively. Furthermore, pursuant to that certain Crude Oil Purchase Contract dated October 1, 2018, by and between Denbury Onshore, LLC, as Buyer, and Silver Fuels Delhi, LLC, as successor-in-interest to Silver Fuels, LLC, as Seller, as amended (the “Denbury Take-or-Pay”), the Buyer thereunder is required to purchase a minimum of 60,000 net barrels of crude oil per month from Seller at prices tied to floating indices plus various fixed and floating differentials.

Both facilities are located at the junction of several major interstate pipelines, receive various grades of crude oil from our customers, and their operations should give our marketing division a key competitive advantage in sales of resulting blends in critical markets once that business is developed. All of our facilities principally obtain volumes from our own trucking fleet or from customer pipelines.

In addition, we are currently constructing an RPC, strategically located at the San Jacinto River & Rail Park in Harris County, Texas. Once complete, we expect the facility to be capable of processing oilfield solid wastes into economic byproducts such as condensate, propane and butane. This RPC will also feature a truck and container wash facility on property that we anticipate will generate additional revenue for the facility. We expect this location to commence operations in the fourth quarter of 2025.

Pursuant to (i) that certain Master Agreement No. 1462 dated December 28, 2021, by and between Maxus Capital Group, LLC, as Lessor, and White Claw Colorado City, LLC, as Lessee, and Jorgan Development, LLC, as Co-Lessee, (ii) that certain Schedule No. 1462-002 dated May 23, 2024, by and between Maxus Capital Group, LLC, as Lessor, and White Claw Colorado City, LLC, as Lessee, and Jorgan Development, LLC, as Co-Lessee, and (iii) that certain Equipment Sublease Agreement dated May 23, 2023, by and between White Claw Colorado City, LLC, as Sublessor, and VivaVentures Remediation Corporation, as Sublessee (collectively, “Finance Lease 1462-002”), Maxus Capital Group, LLC (“Maxus”) purchased certain equipment and facilities for $2,223,055.30 from VivaVentures Remediation Corporation and leased the same to Lessee and Sublessee thereunder for a period of four (4) years, with a purchase option at the end of term of such lease. The leased equipment and facilities consist of a truck wash facility adjacent to the RPC, and were constructed with the purchase funding from Maxus under Finance Lease 1462-002.

Our Commodities Marketing Business

Our petroleum marketing division principally trades petroleum commodities, including crude oil, natural gas liquids, and related hydrocarbons, around our facilities and utilizing our transportation assets. Marketing activities help us bolster operations, diversify revenue streams, and manage market risk at our facilities, and complement our transportation assets by maximizing utilization and taking advantage of economies of scale. We conduct these activities through Vivakor Supply & Trading, which was organized in August 2024.

Other Remediation Processing Center and Legacy Operations

Kuwait

We presently plan to utilize our first two manufactured RPCs in Kuwait. We are currently negotiating with the Kuwait Oil Company (KOC) to potentially perform soil remediation services using our RPCs for the Kuwait Environmental Remediation Project (KERP), which is a multi-billion dollar project funded by the United Nations (UN) to clean up the oil that was spilled during the Gulf Wars and still polluting the desert. Our smaller-capacity RPC conducted trials in Kuwait to show the effectiveness of the RPC technology. The polluted material contained as little as 7% oil by weight and as much as 18% oil by weight. All trials were overseen by Enshaat Al Sayer (Enshaat), the main contractor with KOC for the project, Al Dali International for Gen. Trading & Cont. Co. (“DIC”) and KOC itself. In all of the trials, the RPC successfully reduced the oil content in the soil to as little as 0.02% which led to us receiving a Category A approval. It is our understanding that we are the only technology that has been able to process soil with 18% oil to under 1% oil (we were at 0.02% oil) and receive a Category A certification. We do not know if we will be successful in entering into an agreement with KOC to perform soil remediation services on the KERP, and if we are, when those services would begin. During 2023, we entered into an agreement to move our Vernal RPC to Kuwait to commence scaled up remediation services, as the Vernal plant was not producing product toward its off-take agreement, which further delayed our anticipated operations. Furthermore, in the fourth quarter of 2023, Enshaat (the original contractor chosen for the remediation of certain cleanup for the Kuwait Environmental Remediation Project (KERP) notified us that it terminated its subcontract with DIC, which effectively terminated DIC’s prior contract with us. We continue to negotiate the terms for an agreement directly with Kuwait Oil Company for the remediation services on the KERP. At December 31, 2024, we evaluated these events and determined that our inability to obtain a new agreement with Enshaat or Kuwait Oil Company to work on the KERP in 2024 was a trigger event requiring analysis for potential impairment. While we believe we will enter into an agreement with Kuwait Oil Company at some point, we cannot ensure an agreement will be executed and, therefore, have assessed an impairment loss of the assets related to our Kuwait RPCs of $7,047,179 for the year ended December 31, 2024. Additionally, we assessed the impact of the impairment loss, including the impact on our ancillary agreements. Ancillary to our prospective Kuwait RPC operations, we had an exclusive license agreement for the development and use of a nanosponge technology and have assessed an impairment loss of the nanosponge license of $1,530,496 for the year ended December 31, 2024.

Market Opportunity

Transportation Logistics Services

On October 1, 2024, as part of the Endeavor Entities acquisition, we acquired several special purpose entities operating as an integrated trucking fleet providing crude oil and produced water transportation logistics services. The fleet is anchored by key customers in the Permian and Eagle Ford basins, including a take-or-pay contract with Jorgan, as successor-in-interest to White Claw Crude, LLC. We are presently seeking additional acquisition or development opportunities within the traditional midstream oil and gas sector which are complementary to our existing facilities which provide us with an opportunity to capture more of the energy value chain. Specifically, we are looking for trucking fleet and/or pipeline injection and storage acquisitions that would allow us to grow market share by controlling more in-basing transportation and pipeline assets with term commitments from marketers and producers. On July 30, 2025, we sold the two subsidiaries that operated our produced water trucking operations and, as a result, are no longer in business of trucking produced water.

Facilities Services

Colorado City, Texas

In April 2022, we purchased a special purpose entity that owns and operates a crude oil terminaling facility in Colorado City, Texas, at the junction of two major interstate pipelines outbound from the Permian Basin to key markets in Cushing, Oklahoma and Houston, Texas. The facility provides crude oil blending, processing, remediation, storage, and transportation logistics services and is anchored by a long-term take-or-pay contract with WC Crude.

Delhi, Louisiana

In April 2022, we purchased a special purpose entity that owns and operates a crude oil terminaling facility in Delhi, Louisiana, Texas, which is supported by long-term marketing contracts with Denbury Onshore, LLC, a subsidiary of ExxonMobil Oil Corporation, and WC Crude. The facility provides crude oil blending, processing, remediation, storage, and transportation service and is connected to Denbury facilities via pipeline.

Harris County, Texas

On December 15, 2022, VRC, as Tenant, executed and entered into the W&P Lease. The W&P Lease was for an initial term of 126 months and may be extended for an additional 120 months at our discretion. Our monthly rent was $0 for the first three months and then at month 4 it is approximately $7,000 (based on a 50% reduction) and increases to approximately $13,000 in month 7 and then increases annually up to approximately $16,000 per month by the end of the initial term. VRC planned to place one or more of our RPC machines on the property, as well as store certain equipment. VRC’s possession of the premises was irrevocably terminated by the Landlord on July 18, 2025 for a material default of the W&P Lease, and VRC is in negotiation with the Landlord to cure such breach and reinstate possession of the premises. We are in the process of obtaining the required state and local permits, prerequisites to the commencement of operations of the RPC. After safety and operational trials, we intend to begin commence operations in the fourth quarter of 2025.

Kuwait

As noted above, we are currently negotiating with the Kuwait Oil Company (KOC) to potentially perform soil remediation services using our RPCs in Kuwait for the Kuwait Environmental Remediation Project (KERP). The United Nations (UN) had allocated up to $14.7 billion for post-Iraq war reparations in order to clean up Kuwait. Kuwait suffered extensive contamination as a result of the 1991 Persian Gulf War. The oil recovered from these projects in Kuwait is considered a sovereign asset, so the ability to reclaim this asset also creates a social value for the country. Due to the timeline outlined by the U.N. to remediate all of the contaminated sand exhibiting greater than 7% contamination, we are hopeful we can arrange further agreements through KOC to utilize our technology in Kuwait.

Truck Stations

On October 1, 2024, as part of the Endeavor Entities acquisition, we indirectly acquired a network of fifteen (15) truck-to-pipeline injection stations located on key interstate pipelines to major crude oil markets, principally in the Permian Basin. These stations are strategically located near core production areas and provide crude oil blending, processing, remediation, and pipeline injection services. They are connected to key interstate and intrastate pipelines serving Cushing, Oklahoma, Houston, Texas, and other markets.

Our Technologies

Our transportation, terminaling and storage operations are not reliant on unique technologies.

We do own and/or license a number of technologies that we believe will allow us to effectively operate our remediation and recovery business if we get the RPCs into operations. These technologies include: (i) two U.S. patents and pending foreign applications related to remediating contaminated soil and recovering usable hydrocarbons, (ii) automation software enabling us to maximize efficiencies in our RPCs by ultimately allow us to remotely operate the RPCs twenty-four hours a day from anywhere around the world, and (iii) a license that will enable us to upgrade the hydrocarbons recovered from our remediation process. Since we were anticipating testing this license with our RPCs in Kuwait the licenses have been fully impaired on our financial statements for the year ended December 31, 2024 since we fully-impaired our RPCs in Kuwait on our financial statements for that period.

Competitive Strengths

Transportation, Facilities, and Marketing

We offer our customers a streamlined commercial process and an agile last-minute logistics through agreements that provide immediate revenue and establish long-term relationships. Our customers actively seek to enter into agreements to use our trucking and facility resources because of our strategic locations and locations in the core of the Permian and Eagle Ford Basins. Consequently, we believe that we are well situated to receive favorable terms from our customers. Additionally, as our customers conduct development activities they install additional infrastructure, such as solids processing infrastructure. This additional infrastructure provides the opportunity for us to attract additional customers who can take advantage of that infrastructure to pursue new commercial opportunities that drive increased use of our trucking fleet and facilities and generate incremental revenue for us.

Our customers use our trucking and terminal resources in a variety of ways, including for:

●	The transportation of petroleum commodities;

●	The blending, processing, and remediation of crude oils, tank bottoms, and waste products to more economic grades accepted by the market; and

●	The marketing and trading of petroleum commodities, including petroleum wastes and waste streams.

Our transportation and facilities revenue is primarily generated from recurring transportation freight, long-term facilities contracts, and marketing activities around the same assets from customers who use and rely upon our assets and facilities to operate their own businesses. Additionally, the contracts underlying our fee-based revenue streams generally include inflation escalators and, when combined with our relatively low operating and capital expenditure requirements, position us to generate the opportunity for superior free cash flow growth over time relative to other inflation-exposed businesses that incur significant operating costs and capital expenditures.

Our management team also provides us with a competitive edge as it has a more than seventy combined years of executive experience in the energy industry, with a proven history of value creation. Notably, our management team has grown the Endeavor Entities into one of the largest crude oil and produced water midstream flexible logistics companies in the United States.

Growth Strategies

Our principal business objective is maximizing risk-adjusted total return to our shareholders by growing free cash flow. We intend to pursue the following business and growth strategies to achieve this objective.

Actively manage our trucking fleet to grow existing revenue stream and drive new activity while minimizing capital expenditures.

Since we acquired our Colorado City, Texas and Delhi, Louisiana facilities in August 2022, we have grown our contracted revenue base while investing minimal capital in such facilities, resulting in an increase in revenue.

Although we have made considerable progress in increasing our revenue, we believe that our facilities remain underutilized and underdeveloped, with significant opportunities for growth from marketed volumes and third-parties. We target opportunities that make the most efficient use of our assets, utilize an integrated approach to trucking and facilities, resulting in interconnected revenue streams. Accordingly, we are in frequent communication with existing and potential customers with respect to creating new, and enhancing existing, revenue streams from our assets. We seek to provide a holistic solution and expect to require our customers, when possible, to use our transportation and facility assets to meet their needs for petroleum transportation and handling, marketing of petroleum commodities, the sale of remediated or reusable commodities.

Maintain and deepen integration between our crude oil facilities, trucking fleet, and marketing business.

A key goal of our marketing segment is to maximize facility and transportation asset usage to take advantage of economies of scale and asset integration. Our trucking fleet delivers volumes principally to our own facilities or those of our customers, which has a stabilizing effect on our revenues while driving down per barrel costs.

Increase Connectivity and Production at our Delhi and Colorado City terminaling facilities.

We plan to grow our crude oil gathering, storage and transportation business by pursuing the following strategies:

●	Increasing the number of barrels of oil gathered, stored, and transported pursuant to our existing long-term contracts;

●	Construction of wash plant facilities for oil transportation trucks to gather, store and transport reclaimed oil from these facilities;

●	Acquisition of additional gathering, storage, and transportation assets or companies; and

●	The development or acquisition of complementary midstream oil and gas companies or projects.

Our Colorado City, Texas terminaling facility operates a 120,000 barrel crude oil storage tank, in the heart of the Permian Basin. We intend to further connect the tank to major pipeline systems.

Our Delhi, Louisiana terminaling facility operates a crude oil gathering, storage, and transportation facility, which is presently gathering and selling approximately 2,000 barrels of crude oil on a daily basis.

Other Holdings

Historically, as part of our strategy to find and invest in technologies that might develop synergies with our existing businesses, we have invested in other companies and/or entities. Not all of our investments to date have developed into complementary technologies and/or businesses, but with our management’s assistance, many of them have still become successful and accretive to our Company’s value. Over time, we intend to divest our ownership of companies that are not synergistic with our business.

Adapti, Inc.

We currently hold 206,595 (approximately 13.8% of the outstanding common) shares of Adapti, Inc. (fka Scepter Holdings, Inc.) (OTC Markets: ADTI), a company that manages the sales and development of consumer-packaged goods. Our holdings of 206,595 common shares have a market value of approximately $516,488 as of August 19, 2025. On May 29, 2025, our Board of Directors approved a special dividend of the shares of Adapti we own to our shareholders as of August 20, 2025 on a pro rata basis. Our Board of Directors updated the record date from August 20, 2025 to September 5, 2025. The dividend is expected to be issued on or about September 19, 2025 to our shareholders of record as of September 5, 2025, excluding our Chief Executive Officer and former Chief Financial Officer, who will not participate in the special dividend.

Future Products; Research and Acquisition

We intend to identify, develop or acquire products and/or services with a primary focus on the petroleum and alternative energy industries. Our general approach is to select products or services that are at or near commercial viability, or that we believe can be substantially developed for commercialization. We then negotiate agreements to either acquire or to provide secured loan financing to these companies to complete their development, testing and product launches in exchange for control of, or a significant ownership interest in, the products or companies.

History

We were originally organized on November 1, 2006 as a limited liability company in the State of Nevada as Genecular Holdings, LLC. The name was changed to NGI Holdings, LLC on November 3, 2006. On April 30, 2008, we converted to a Nevada corporation and changed our name to Vivakor, Inc. pursuant to Articles of Conversion filed with the Nevada Secretary of State.

On August 1, 2022, we acquired all of the issued and outstanding limited liability company membership interests in each of Silver Fuels Delhi, LLC, a Louisiana limited liability company (“SFD”), White Claw Colorado City, LLC, a Texas limited liability company (“WCCC”) (the “Membership Interests”), making SFD and WCCC wholly-owned subsidiaries. The purchase price for the Membership Interests was approximately $32.9 million, after post-closing adjustments, and was paid to the Sellers in a combination of 3,009,552 shares of our common stock, par value $0.001 per share valued at an aggregate of $4,287,655, secured three-year promissory notes in the aggregate principal amount of $28,664,284, and the assumption of certain liabilities of SFD and WCCC. The sellers are beneficially owned by our now Chairman, President, and Chief Executive Officer and principal shareholder, James Ballengee.

On October 1, 2024, we acquired all of the issued and outstanding limited liability company membership interests in Endeavor Crude, LLC, a Texas limited liability company, Equipment Transport, LLC, a Pennsylvania limited liability company, Meridian Equipment Leasing, LLC, a Texas limited liability company, and Silver Fuels Processing, LLC, a Texas limited liability company (collectively with their subsidiaries, the “Endeavor Entities”), making those entities wholly-owned subsidiaries. The final purchase price is $116.3 million (the “Purchase Price”), after post-closing adjustments, including assumed debt and a performance adjustment, payable in a combination of our common stock, $0.001 par value per share (“Common Stock”) and shares of our Series A Convertible Preferred Stock $0.001 par value per share (“Preferred Stock”). The Preferred Stock has the payment of a cumulative six percent (6%) annual dividend per share payable quarterly in arrears in shares of Common Stock (so long as such issuances of Common Stock would not result in the Sellers beneficially owning great than 49.99% of the issued and outstanding Common Stock), and the Company having the right to convert the Preferred Stock at any time using the stated value of $1,000 per share of Preferred Stock and the conversion price of one dollar ($1) per share of Common Stock. The sellers are beneficially owned by James Ballengee, our Chairman, President, Chief Executive Officer and principal shareholder. To date we have issued the sellers 6,724,291 shares of our common stock and 107,789 shares of our Preferred Stock.

Also on October 1, 2024, in connection with the closing of the Endeavor Entities acquisition, the Company, its subsidiaries and affiliates, including the newly-acquired Endeavor Entities, executed and entered into that certain Agreement, Assignment, and Plan of Organization dated October 1, 2024 (the “Plan”). Pursuant to the Plan, Vivakor will continue to directly or indirectly own the same outstanding equity interests in its subsidiaries and affiliates through which we will operate our business. Vivakor became be the sole member of Vivakor Operating, LLC (“OpCo”) and Vivakor Administration, LLC (“AdminCo”), which are be responsible for all operational, management, and administrative decisions relating to OpCo’s business and will consolidate financial results of OpCo, AdminCo, and their subsidiaries. OpCo owns all of the outstanding equity interests in our operational businesses and operates its assets through various subsidiaries as identified herein.

As a result of our acquisition of the Endeavor Entities (as defined herein) we previously provided trucking services for the reuse and/or disposal of produced water, which is a byproduct of oil well drilling. However, on July 30, 2025, we consummated the MEL/ET Sale Sale, pursuant to the MEL/ET Sale Sale Agreement, in exchange for $11,058,235 USD paid in 11,058 shares of Preferred Stock, which shares will no longer be considered outstanding or be entitled to the relevant annual dividend. The Buyer of such entities is controlled by James Ballengee, our Chairman, President, and Chief Executive Officer. The sale is subject to a one-time post-closing purchase price adjustment based on the sold subsidiaries’ financial results as reflected on Vivakor’s Form 10-Q Quarterly Report for the period ended June 30, 2025, which will be settled in Preferred Stock. Prior to consummating the MEL/ET Sale Sale, we transferred certain assets and liabilities between affiliates to comply with pre-existing debt covenants, facilitate crude oil trucking operations, and minimize potential operational disruption to our crude oil-focused businesses. In connection with the MEL/ET Sale Sale, and among other agreements as further set forth in the MEL/ET Sale Sale Agreement, (i) affiliates of Vivakor, and certain Ballengee Family Office Affiliates amended and restated that certain Transition Services Agreement dated October 1, 2024, to account for new and additional services to be provided by various parties thereto, (ii) the parties amended and restated that certain Secured Promissory Note dated August 15, 2022, by and between Vivakor, as Borrower, and Jorgan Development, LLC, as Lender, reducing the payments to Lender thereunder from ninety-nine percent (99%) of Monthly Free Cash Flow, as defined therein, to fifty percent (50%) of Monthly Free Cash Flow, and (iii) Mr. Ballengee and certain Ballengee Family Office Affiliates voluntarily suspended the right to receive dividends and distributions upon Preferred Stock held by them for the period from August 1, 2025 to January 1, 2026.

We own and manage our business through a number of direct and indirect wholly-owned or majority-owned active subsidiaries. Our corporate and administrative operations are conducted through:

●	Vivakor Operating, LLC, a Texas limited liability company (since October 1, 2024);

●	Vivakor Administration, LLC, a Texas limited liability company (since October 1, 2024);

●	Vivakor Midstream, LLC, a Texas limited liability company (since October 1, 2024); and

●	Empire Energy Acquisition Corp., a Delaware corporation (since February 22, 2024).

Our transportation operations are conducted through:

●	Vivakor Transportation, LLC, a Texas limited liability company (since October 1, 2024);

●	Endeavor Crude, LLC, a Texas limited liability company (since October 1, 2024);

●	Gonzales Oilfield Truck & Equipment, LLC, a Texas limited liability company (since June 17, 2025);

●	CPE Gathering Midcon, LLC, a Delaware limited liability company (since October 1, 2024); and

●	ET EmployeeCo, LLC, a Delaware limited liability company (since October 1, 2024).

Our facilities operations are conducted through:

●	VM Facilities, LLC, a Texas limited liability company (since October 1, 2024);

●	Silver Fuels Processing, LLC, a Texas limited liability company (since October 1, 2024);

●	Silver Fuels Delhi, LLC, a Louisiana limited liability company;

●	White Claw Colorado City, LLC, a Texas limited liability company; and

●	VivaVentures Remediation Corporation, a Texas corporation.

Our marketing business is conducted through:

●	Vivakor Supply & Trading, LLC, a Texas limited liability company (since July 11, 2024).

Our legacy businesses include:

●	VivaVentures Management Company, Inc., a Nevada corporation (“VMC”);

●	International metals exchange, LLC, a Nevada limited liability company;

●	VivaVentures Royalty II, LLC, a Nevada limited liability company;

●	*VivaVentures Energy Group, Inc., a Nevada corporation;

●	*VivaVentures Oil Sands, Inc., a Utah corporation;

●	**Vivakor Company Limited Liability Company, a Qatar limited liability company;

●	**Vivakor Middle East, LLC, a Qatar limited liability company;

●	***RPC Design and Manufacturing, LLC, a Utah limited liability company; and

●	***VivaOpportunity Fund, LLC, a Utah limited liability company.

*	VMC is vested with a 99.95% ownership interest in VivaVentures Energy Group, Inc., a Nevada Corporation; the 0.05% minority interest in VivaVentures Energy Group, Inc. is held by a private investor unaffiliated with us.
**	We have a 49% ownership interest in Vivakor Company Limited Liability Company, a Qatar limited liability company, and a 49% interest in Vivakor Middle East, LLC, a Qatar limited liability company.
***	Vivakor manages and consolidates RPC Design and Manufacturing LLC, which includes a non-controlling interest investment from VivaOpportunity Fund, LLC, which is also managed by VMC.

Regulations Affecting our Business

Our business is subject to federal, state and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Exploration and exploitation activities are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of exploration methods and equipment. Environmental and other legal standards imposed by federal, state or local authorities are constantly evolving, and typically in a manner which will require stricter standards and enforcement, and increased fines and penalties for noncompliance. Such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Unknown environmental hazards may exist at our facilities, or we may acquire properties in the future that have unknown environmental issues caused by previous owners or operators, or that may have occurred naturally.

We are subject to actions taken by the federal or state governments, such as executive orders, tariffs on imported goods and commodities, or new or expanded regulations, that may impact future energy production in the U.S. Our business and revenues are also sensitive to changes in laws and regulations (or the interpretation thereof) related to hydraulic fracturing, accessing water, disposing of wastewater, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling and various other environmental matters. These actions may affect the price or and demand for the transportation, facility, and marketing services we offer. Likewise, any acceleration of the domestic and/or international transition to a low-carbon economy as a result of the Inflation Reduction Act, Pub. L. 117-169, or due to other law, may impact the price of and demand for our services.

Failure to comply with applicable federal, state, local or foreign laws or regulations could subject our company to enforcement action, including product seizures, recalls, withdrawal of marketing clearances and civil and criminal penalties, any one or more of which could have a material adverse effect on our company’s businesses. We believe that our company is in substantial compliance with such governmental regulations.

Intellectual Property

We own four issued US patents and two pending international PCT patent application covering our propriety technology, specifically:

●	US Patent 7,282,167 for methods for producing nano-scale particles by vaporizing raw material and then cooling the vaporized raw material using a cooling gas, granted October 16, 2007 and expiring July 23, 2025;

●	US Patent 9,272,920 for methods for producing ammonia by mixing a first catalyst including a millimeter-sized, granular, ferrous material and a promoter and a second catalyst including discrete nano-sized ferrous catalyst particles that comprise a metallic core with an oxide shell and then reacting hydrogen and nitrogen in the presence of the mixture, granted March 1, 2016 and expiring November 7, 2028;

●	US Patent 10,913,903 for SYSTEM AND METHOD FOR USING A FLASH EVAPORATOR TO SEPARATE BITUMEN AND HYDROCARBON CONDENSATE granted February 9, 2021 and expiring August 28, 2039;

●	US Patent 7,282,167 for US Patent 10,947,456 for SYSTEMS FOR THE EXTRACTION OF BITUMEN FROM OIL SAND MATERIAL granted on March 16, 2021 to expire on December 3, 2038; and

●	Pending Kuwait application KW/P/2020/000111 relating to systems and processes for extracting bitumen from oil sands material which employ a centrifuge and a flash evaporator, pending Kuwait application KW/P/2021/00060 and pending Saudi Arabia patent application 521421341, both relating to systems and processes for recycling condensate that is used to extract bitumen from oil sands material by employing a flash distillation drum and a throttle valve that causes the pressure of a mixture of bitumen and condensate to drop as the mixture is sprayed into the flash distillation drum to thereby vaporize the condensate to separate the condensate from the bitumen.

Employees

As of the date of this Prospectus, we have approximately 47 employees, consisting of our CEO, CFO, General Counsel, Chief Operating Officer, several vice presidents, and approximately 36 non-drivers/administrative staff, as well as numerous independent contractors. None of these employees are represented by a labor union or subject to a collective bargaining agreement. We have never experienced a work stoppage and our management believes that our relations with employees are satisfactory.

Properties

Through a subsidiary, we currently lease executive office space in Dallas, Texas.

Through various subsidiaries we own (i) approximately 25 acres of land in Blaine County, Oklahoma, related to the terminaling facility serving the terminus of the Omega Gathering Pipeline, (ii) approximately 9.40 acres of land in Richland Parish, Louisiana, underlying our Delhi, Louisiana terminal facility, and (iii) approximately 7 acres of land located in Scurry County, Texas, underlying our Colorado City, Texas terminal facility. An operating subsidiary is also vested with approximately 45 miles of various easements and rights-of-way underlying our Omega Gathering Pipeline.

We also lease land or have access rights to operate fifteen (15) crude oil pipeline injection truck stations in Texas, New Mexico and North Dakota through an operating subsidiary in our facilities segment. We believe these facilities are in good condition. Another operating subsidiary in our transportation segment leases a portion of 58.8 acres of land, more or less, in Frio County, Texas, for a truck yard, office, and shop. We also leased five (5) acres of land, more or less, for a truck yard and shop in Ward County, Texas.

On December 15, 2022, VivaVentures Remediation Corporation (“VRC”), as Tenant, executed and entered into a Land Lease Agreement with W&P Development Corporation, as Landlord, under which it leased approximately 3.4 acres of land in Harris County, Texas (the “W&P Lease”). The W&P Lease was for an initial term of 126 months and may be extended for an additional 120 months at our discretion. Our monthly rent was $0 for the first three months and then at month 4 it is approximately $7,000 (based on a 50% reduction) and increases to approximately $13,000 in month 7 and then increases annually up to approximately $16,000 per month by the end of the initial term. VRC planned to place one or more of our RPC machines on the property, as well as store certain equipment. VRC’s possession of the premises was irrevocably terminated by the Landlord on July 18, 2025 for a material default of the W&P Lease, and VRC is in negotiation with the Landlord to cure such breach and reinstate possession of the premises.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K (as amended), our recent Quarterly Report on Form 10-Q, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, principally in the sections entitled “Risk Factors.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

All proceeds from the resale of the Shares of Common Stock offered by this prospectus will belong to the Selling Stockholder. We will not receive any proceeds from the resale of the Shares of Common Stock by the Selling Stockholder.

The Selling Stockholder will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholder in disposing of its Shares of Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation, as amended from time to time and currently in effect (the “Articles of Incorporation”) and our bylaws, as amended from time to time and currently in effect (the “Bylaws”), copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on April 15, 2025, which is incorporated by reference herein.

General

We are authorized to issue 215,000,000 shares of capital stock, $0.001 par value per share, of which 200,000,000 are Common Stock and 15,000,000 are preferred stock (the “Preferred Stock”).

As of August 20, 2025, there were 48,051,097 shares of Common Stock outstanding and 107,789 shares of Preferred Stock outstanding (of which 11,058 shares will be cancelled per the MEL/ET Sale Agreement), with all preferred stock being shares of Series A Convertible Preferred Stock.

Common Stock

Holders of our Common Stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purposes. Holders of our Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of Preferred Stock that we may designate and issue in the future. There are no redemption or sinking fund provisions applicable to our Common Stock. The holders of our Common Stock have no conversion rights. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future. Each holder of our Common Stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of Common Stock is entitled to cumulative votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive a pro rata share of our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Exclusive Forum

Our Second Amended and Restated Articles of Incorporation, provides that, to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall, to the fullest extent permitted by law, be the sole and exclusive forum for state law claims with respect to: (a) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of these Second Amended and Restated Articles of Incorporation or the bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of the Second Amended and Restated Articles of Incorporation or the bylaws. The Second Amended and Restated Articles of Incorporation further provide that, for the avoidance of doubt, this exclusive forum provision shall not be applicable to any action brought under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of Article XV of the Second Amended and Restated Articles of Incorporation.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. There exists uncertainty, however, as to whether such forum selection provisions of our Second Amended and Restated Articles of Incorporation would be enforced by a court.

Anti-Takeover Effects of the Articles, the Bylaws and Nevada Law

We are a Nevada corporation and are generally governed by the Nevada Revised Statutes, or NRS. The following is a brief description of the provisions in our Articles of Incorporation, Bylaws and the NRS that could have an effect of delaying, deferring, or preventing a change in control of the Company.

The provisions of the NRS, our Articles of Incorporation, and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Combinations with Interested Stockholders

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. Our Articles of Incorporation do not include such an election to opt-out of these provisions.

Acquisition of Controlling Interests

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our Bylaws provide that these statutes do not apply to us. Absent such provision in our Bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Articles of Incorporation and Bylaws

The provisions of our Articles of Incorporation and Bylaws, taken together with the applicable provisions of the NRS:

●	Authorize our board of directors to issue “blank check” Preferred Stock, the terms of which may be established and shares of which may be issued without stockholder approval;

●	Require the affirmative vote of not less than two thirds (2/3) of the voting power of all of the then outstanding shares of stock entitled to vote in the election of directors, voting as a single class, to adopt, amend alter or repeal our Bylaws; and

●	Do not provide for cumulative voting in the election of directors.

NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

In addition, our authorized but unissued shares of Common Stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. Our board of directors is also authorized to adopt, amend or repeal our Bylaws, which could delay, defer or prevent a change in control.

Preferred Stock. We are authorized to issue 15,000,000 shares of preferred stock, par value $0.001. We have established one series of preferred stock, namely Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which has 150,000 shares authorized and 107,789 shares outstanding (of which 11,058 shares will be cancelled per theMEL/ET Sale Agreement).. Our Preferred Stock is “blank check preferred” whereby our Board of Directors may create a series of preferred stock and set the rights and preferences of such Preferred Stock, without further shareholder approval. The availability or issuance of preferred shares in the future could delay, defer, discourage or prevent a change in control

Series A Convertible Preferred Stock

Rank

All shares of the Series A Preferred Stock rank (i) senior to our Common Stock and any other class or series of capital stock of ours subsequently created, the terms of which shall specifically provide that such class or series shall rank junior to the Series A Preferred Stock (each of the securities in clause (i) collectively referred to as “Junior Stock”) and (ii) pari passu with any class or series of capital stock of ours hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock (“Parity Securities”), in each case as to dividend distributions or distributions of assets upon liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, whether voluntary or involuntary.

Dividend Rights

Each outstanding share of Series A Preferred Stock is entitled to receive, in preference to the Common Stock, cumulative dividends (“Preferential Dividends”), payable quarterly in arrears, at an annual rate of 6.0% of $1,000.00 per share of Series A Preferred Stock (the “Stated Value”). Preferential Dividends are be payable in shares of our Common Stock, with the first payment due on October 31, 2024. However, if any shares of Common Stock to be issued as a dividend to the holders of the Series A Preferred Stock would cause the holder to beneficially own more than 49.99% of our issued and outstanding Common Stock, such dividend will accrue and not be paid until such time as such issuance would not violate this limit, or upon a liquidation event, conversion, or redemption event.

We shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, declare a cash dividend, redeem or repurchase any equity interests ranking junior to the Series A Preferred Stock (subject to exceptions).

Liquidation Rights

Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of the Series A Preferred Stock will be entitled to receive distributions out of the assets of the Company, whether capital or surplus before any distributions shall be made on any shares of the Common Stock, in an amount per share equal to the greater of (i) the then-current Stated Value, and (ii) the amount that would have been received had such Series A Preferred Stock been converted immediately prior to such liquidation at the then effective conversion price. If such event occurs, the holders will be paid their distributions in like consideration, and in pro rata percentages, of what we receive in the liquidation event.

Voting Rights

The Series A Preferred Stock does not have voting rights on any matters brought before the holders of the Company’s Common Stock for a vote, unless such vote is related to: (a) amending or repealing any provision of, or add any provision to, the Company’s Articles of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series A Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (b) increasing or decreasing (other than by conversion) the authorized number of shares of Series A Preferred Stock; (c) creating or authorizing (by reclassification or otherwise) any new class or series of preferred stock that is equal or senior to the Series A Preferred Stock; (d) purchasing, repurchasing or redeeming any shares of a class of stock junior to the Series A Preferred Stock (other than pursuant to the terms of the Company’s equity incentive plans and options and other equity awards granted under such plans (that have in good faith been approved by the Board)); (e) paying dividends or make any other distribution on any shares of stock junior to the Series A Preferred Stock; or (f) circumventing a right of the Series A Preferred Stock hereunder. The holders of the Series A Preferred Stock cannot call a meeting of the Company’s shareholders.

Conversion at the Option of the Holder

The Series A Preferred Stock is not convertible into Common Stock at the option of the holders.

Forced Conversion at the Option of the Company

We have the right, subject to the conversion limitations set forth above, at any time after original issue date, and without payment of additional consideration, to convert the aggregate Series A Stated Value of such shares, as well as accrued and accumulated but unpaid declared dividends on the Series A Preferred Stock (collectively the “Conversion Amount”) into fully paid and non-assessable shares of Common Stock of the Company (“Conversion Shares”). The “Conversion Price” of the Series A Preferred shall be $1.00 per share of Common Stock, subject to adjustment and except as otherwise set forth below. The conversion price is subject to standard adjustments for dividends, subdivisions, reclassifications or stock combinations.

Redemption

The Series A Preferred Stock is not redeemable.

Fundamental Transaction

If, at any time while the Series A Preferred Stock is outstanding, unless such transaction was announced by the Company in its filings with the SEC before the Closing, we enter into certain transactions (defined as “Fundamental Transactions” in the Series A Certificate of Designations, Preferences, Rights, and Limitations of Series A Convertible Preferred Stock of Vivakor filed February 14, 2025 as Filing No. 20254668363 with the Office of the Secretary of State of Nevada (the “Series A Certificate of Designation”), then after receipt of notice of such Fundamental Transaction in accordance with the Series A Certificate of Designation, then the successor entity to the Company must assume all the Company’s obligations under the Series A Certificate of Designation in a new class of stock, if necessary, or the holders of the Series A Preferred Stock acquire additional rights as set forth in the Series A Certificate of Designation.

Transfer Agent

The transfer agent and registrar for our Common Stock is Empire Stock Transfer, Inc. The transfer agent’s address and phone number is: 1859 Whitney Mesa Dr., Henderson, NV 89014, telephone number: (702) 818-5898.

Listing

Our Common Stock is presently traded on Nasdaq under the symbol “VIVK.”

PRIVATE PLACEMENT OF SECURITIES

On March 17, 2025, the Company entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with the Selling Stockholder. Pursuant to the Loan and Security Agreement, on March 17, 2025 and July 9, 2025, the Company issued junior secured convertible promissory notes with an aggregate face value of $12,565,000 and were issued with an original issuance discount of $3,382,500, for a total purchase price of $9,182,500 (the “Notes”) to the Selling Stockholder (the “Private Placement”). The Loan and Security Agreement contains customary representations, warranties and covenants. In connection with the Loan and Security Agreement, the Company and the Selling Stockholder entered into a Registration Rights. The Company received the purchase price for the Notes on March 18, 2025 and July 15, 2025, and issued the Selling Stockholder an aggregate of 400,000 shares of the Company’s common stock as an additional inducement to loan the Company the purchase price of the Notes.

Notes

The Notes have an aggregate face value of $12,565,000 and were issued with an original issue discount of $3,382,500. The Notes have maturity dates of January 5, 2026 and April 21, 2026. The March 17, 2025 promissory note is due in 41 equal weekly payment and the July 9, 2025 promissory note is due in 39 equal weekly payments, which may be paid in cash or, at the option of the Company once an applicable resale registration statement covering the conversion shares is declared effective by the SEC, in free trading shares of its common stock issued at a twenty percent (20%) discount to the lower of either (x) the closing market price of the our common stock as traded on Nasdaq or other applicable trading market on the trading date prior to the date of issuing such Conversion Shares, or (y) the average of the four lowest VWAPs of our common stock for the twenty (20) trading days immediately prior to the date of issuance of such fully-registered conversion shares. The Note does not bear interest unless an event of default shall occur and is continuing. The Note is subject to mandatory prepayment upon the receipt of proceeds from identified sales of equity interests in the Company and/or the receipt of certain extraordinary cash payments. The Note is secured by a junior lien in all assets of the Company and its subsidiaries, subject to exceptions for existing debt covenants of the Company. The Company reserved 36,554,274 shares of its common stock for issuance in connection with a conversion under the promissory notes and the Company agreed to issue the Selling Stockholder 400,000 shares of its common stock as additional consideration for the loans (the “Inducement Shares”).

At the election of the holder, each Note is convertible, in whole or in part, at any time and from time to time at a conversion price at a twenty percent (20%) discount to the lower of either (x) the closing market price of the our common stock as traded on Nasdaq or other applicable trading market on the trading date prior to the date of issuing such Conversion Shares, or (y) the average of the four lowest VWAPs of our common stock for the twenty (20) trading days immediately prior to the date of issuance of such fully-registered conversion shares. Notwithstanding the foregoing, the Company may not pay the Notes in Common Stock or effect any conversion under the Notes to the extent that any share issuance would cause the holder’s beneficial ownership of the Company’s common stock to exceed 4.99% (or 9.99% at the election of the holder) of the Company’s issued and outstanding common stock.

The Notes also set forth certain customary events of default after which the Notes may be declared immediately due and payable, including certain types of bankruptcy or insolvency events of default involving the Company and its subsidiaries. The Notes are secured by a junior lien on all assets of the Company and its subsidiaries, subject to the exceptions of existing debt and liens.

Registration Rights Agreement

In connection with the Loan and Security Agreement, on March 17, 2025, the Company and the Selling Stockholder entered into a Registration Rights Agreement, which was subsequently amended on July 8, 2025 (the “Registration Rights Agreement”), pursuant to which the Company is obligated to register the shares of Common Stock issuable upon exercise of the Notes and the Inducement Shares after the closing date (the “Registration Deadline”). If the Company fails to meet the Registration Deadline or maintain the effectiveness of the Registration Statement for the required effectiveness period, subject to certain permitted exceptions, the Company will be subject to certain breach penalties. The Company also agreed, among other things, to indemnify the selling holders under the Registration Statement from certain liabilities and to pay all fees and expenses incident to the Company’s performance of or compliance with the Registration Rights Agreement.

The foregoing descriptions of the terms of the Loan and Security Agreement, the Notes, the Registration Rights Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Loan and Security Agreement, the Notes, the Registration Rights Agreement, which are incorporated herein by reference.

SELLING STOCKHOLDER

The common stock being offered by the selling stockholder are those issuable to the selling stockholder, upon the payment of, or conversion of, the Notes and the Inducement Shares already owned by the selling stockholder. For additional information regarding the issuances of Notes and the Inducement Shares, see “Private Placement of Securities” above. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the Notes and the Inducement Shares, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The first column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the Notes and Inducement Shares, as of August 20, 2025, assuming the conversion of the Notes held by the selling stockholder on that date, without regard to any limitations on exercises. The third column lists the shares of common stock being offered by this prospectus by the selling stockholder.

In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of the sum of (i) the Inducement Shares, (ii) the number of shares of common stock issued to the selling stockholder in the “Private Placement of Securities” described above, and (iii) the maximum number of shares of common stock issuable upon conversion of the Notes or payment of the Notes in common stock, determined as if the outstanding Notes were converted, as applicable, in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the issuance of shares under the Notes. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the Notes, a selling stockholder may not convert such Notes and the Company may not pay the Note payments in common stock, as applicable, to the extent such issuance would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such issuance, excluding for purposes of such determination shares of common stock issuable upon conversion or payment of such Notes and which such Notes have not been converted or paid in common stock, as applicable. The number of shares in the second and fourth columns do not reflect this limitation. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Stockholder(1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering(2)	Percentage of Common Stock Beneficially Owned Prior to Offering(3)(4)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(5)	Number of Shares of Common Stock Beneficially Owned After Offering(3)	Percentage of Common Stock Beneficially Owned After Offering(4)
J.J. Astor & Co.	400,000		*	30,550,000	-	-

*	Represents beneficial ownership of less than 1%.

(1)	Information concerning named Selling Stockholder or future transferees, pledgees, assignees, distributees, donees or successors-in-interest of or from any such stockholder or others who later hold any Selling Stockholder’s interests will be set forth in supplements to this prospectus, absent circumstances indicating that the change is material. In addition, post-effective amendments to the registration statement of which this prospectus forms a part will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus.
(2)	Includes shares issuable upon conversion of the Notes or payment of the Notes in common stock without applying any beneficial ownership limitations.
(3)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible into shares of our Common Stock within 60 days of August, 2025, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Amounts reported in the fifth column assumes that the Selling Stockholder will sell all of the Shares offered pursuant to this prospectus.
(4)	Based on 48,051,097 shares of Common Stock outstanding as of August 20, 2025.
(5)	Includes the maximum number of Shares issuable upon conversion of the Notes or payment of the Notes in common stock, which Shares are being registered by the registration statement of which this prospectus forms a part.

PLAN OF DISTRIBUTION

The Selling Stockholder (the “Selling Stockholder”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the Shares has been passed upon by Law Offices of Craig V. Butler, Irvine, CA.

EXPERTS

The consolidated financial statements of Vivakor, Inc. as of December 31, 2024 and for the year ended December 31, 2024, have been audited by Urish Popeck & Co., LLC, independent registered public accounting firm, as stated in their report (which includes and explanatory paragraph as to the Company’s ability to continue as a going concern). The consolidated financial statements of Vivakor, Inc. as of December 31, 2023 and for the year ended December 31, 2023, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report (which includes and explanatory paragraph as to the Company’s ability to continue as a going concern). Such consolidated financial statements of Vivakor, Inc. and subsidiaries are incorporated in this prospectus in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all of the information set forth or incorporated by reference in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Vivakor, Inc.. The address of the SEC website is www.sec.gov.

We maintain a website at www.vivakor.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-41286. The documents incorporated by reference into this prospectus contain important information about us that you should read.

The following documents are incorporated by reference into this document:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 15, 2025 and Form 10-K/A filed May 2, 2025;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 20, 2025, and for the quarter ended June 30, 2025, filed with the SEC on August 19, 2025;

●	our Current Reports on Form 8-K for Form 8-K/A filed with the SEC on January 3, 2025, February 12, 2025, February 14, 2025, February 27, 2025, March 21, 2025, April 15, 2025, May 20, 2025, June 3, 2025, June 11, 2025, July 21, 2025, July 24, 2025, August 6, 2025, and August 18, 2025; and

●	the description of our common stock contained in our registration statement on Form 8-A12B, filed with the SEC on February 11, 2022 (File No. 001-41286), and all amendments or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of the Form S-3 Registration Statement, including all such documents we may file with the SEC after the date of the Form S-3 Registration Statement and prior to the effectiveness of the registration statement, and prior to the filing of a post-effective amendment to the Form S-3 Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Notwithstanding the foregoing, no portion of any document that is “furnished” but not “filed” in accordance with SEC rules under Exchange Act shall be deemed to be incorporated by reference into this prospectus supplement. Any statement contained in this prospectus supplement or in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any of these filings from us at no cost by writing or calling our Corporate Secretary at the following address or telephone number: Vivakor, Inc., 5220 Spring Valley Road, Suite 500, Dallas, TX 75254; Telephone: (949) 281-2606.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$3,866.42
Accounting fees and expenses	$40,000
Legal fees and expenses	$55,000
Printing and miscellaneous expenses	$10,000
Total	$108,866.42

Item 15.	Indemnification of Directors and Officers.

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have purchased and maintain insurance on behalf of our officers and directors that provides coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

Item 16. Exhibits

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is a part of this registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was a part of this registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on August 27, 2025.

Vivakor, Inc.

By:	/s/ James Ballengee
	Name:	James Ballengee
	Title:	Chairman, President, & CEO
(Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints James Ballengee, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James Ballengee	Chief Executive Officer	August 27, 2025
James Ballengee	(Principal Executive Officer), Director

/s/ Kimberly Hawley	Chief Financial Officer	August 27, 2025
Kimberly Hawley	(Principal Financial and Accounting Officer)

/s/ Albert Johnson	Director	August 27, 2025
Albert Johnson

/s/ Michael Thompson	Director	August 27, 2025
Michael Thompson

/s/ John Harris	Director	August 27, 2025
John Harris

EXHIBIT INDEX

Exhibit No.	Exhibit Description	Form	Date	Number	Herewith
3.1	Certificate of Amendment to Amended and Restated Articles of Incorporation, filed with the Secretary of State of the State of Nevada on January 5, 2024	8-K	1/11/24	3.1
3.2	Certificate of Amendment to Amended and Restated Articles of Incorporation, filed with the Secretary of State of the State of Nevada on February 6, 2025	8-K	2/12/25	3.1
4.2	Form of Junior Secured Convertible Promissory Note Issued to Selling Stockholder dated March 17, 2025	8-K	3/21/25	10.2
4.3	Form of Junior Secured Convertible Promissory Note Issued to Selling Stock dated July 9, 2025	8-K	7/21/25	10.3
5.1	Legal Opinion of Law Offices of Craig V. Butler				*
10.1	Loan and Security Agreement with J.J. Astor & Co. dated March 17, 2025	8-K	3/21/25	10.1
10.2	Registration Rights Agreement with J.J. Astor dated March 17, 2025	8-K	3/21/25	10.3
10.3	Forbearance Agreement with J.J. Astor & Co. dated July 9, 2025	8-K	7/21/25	10.1
10.4	Second Amendment to Loan Agreement and Registration Rights Agreement dated July 9, 2025	8-K	7/21/25	10.2
23.1	Consent of Independent Registered Public Accounting Firm (Urish)				*
23.2	Consent of Independent Registered Public Accounting Firm (Marcum)				*
23.3	Consent of Law Offices of Craig V. Butler (included with Exhibit 5.1)				*
24.1	Power of Attorney (included on signature page)				*
107	Filing Fee Table				*